Exhibit 5.1



                                  May 19, 2000

IntegraMed America, Inc.
One Manhattanville Road
Purchase, New York  10577

Re:               Registration Statement on Form S-8

Ladies and Gentlemen:

                  We have served as your counsel in connection with the preparation of your Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, representing the offering and issuance to certain persons under the IntegraMed America, Inc. Profit Sharing and 401(k) Plan, as amended (the "Plan"), of an aggregate of 200,000 shares of your Common Stock, $.01 par value (the "Common Stock").

                  We have examined such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion.

                  Based upon such examination, it is our opinion that the Common Stock, when issued in the manner described in the Plan, will be validly issued, fully paid and non-assessable.

                  Our opinion expressed above is limited to the laws of the State of Delaware.

                  We  consent  to  the  reference   made  to  our  firm  in  the
Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                                   Very truly yours,

                                                   /s/ Dorsey & Whitney LLP
                                                   -------------------------
                                                   DORSEY & WHITNEY LLP